Exhibit 10.1

Loan Agreement

Emmaus Life Sciences, Inc. (hereafter “Lender”) and EJ Holdings, Inc. (hereafter “Borrower”) make and enter into this this Loan Agreement (hereafter this “Agreement”) as below.

Article 1 (Loan Agreement)

The Lender has loaned and agrees to loan to Borrower the loan amount (hereafter the “Loan”) according to the articles of this Agreement on the terms listed below.

1)	Loan amount:	680,000,000 yen
2)	Date of the Loan:	As set forth on the Appendix to this Agreement
3)	Maturity:	September 30th, 2028
4)	Interest rate:	1.00% per annum
5)	Interest payment date:
Accrued and unpaid interest shall be due date on September 30th, 2021 and on every September 30th thereafter until maturity, or if such date is not a business day, the business day prior to that date.
6)	Use of the Loan:
Borrower’s working capital

Article 2 (Repayment of Principal)

Unless previously paid, Borrower will pay the principal amount of the Loan on maturity by way of bank transfer to the bank account assigned separately (hereafter the “Account”) by Lender.

Article 3 (Interest)

The Borrower will repay the total amount of interest calculated by the principle multiplied by interest rate and according to the number of days from the previous day of interest payment or the day of the Loan (if there is no previous day of interest payment) to the Account by way of bank transfer.

Article 4 (Payment before Maturity)

1.	Borrower can pay at any time and from time to time before maturity all or any part of the amount of the principal amount of the Loan on any business day (any day except for the holiday for bank in Japan and California) by providing Lender notice of (i) the proposed date of payment and (ii) the amount of the principal payment.

2.	Borrower will pay the total amount of the principal noticed according to the preceding article and the accrued and unpaid interest thereon from the previous day of interest payment or the day of the Loan (if there is no previous day of interest payment) to the date of the payment by way of bank transfer to the Account. The calculation method of the interest will not include the day of the payment, count days of the year as 365 days, and omit the fraction less than one yen.

Article 5 (Late Charge)

Borrower will pay Lender the late charge of 2% per month of any principal or interest on the Loan that is not paid when due hereunder from the due date until paid in full by way of bank transfer to the Account if Borrower delayed the payment of the Loan or other obligation.

Article 6 (Forfeiture of the Benefit of Time)

If any of the items below occur, Borrower will lose the benefit of time over all the obligations for the Lender so that Borrower must pay all principal amount outstanding and accrued and unpaid interest to the Account by way of bank transfer without any notice from the Lender.

1)	When any kind of legal liquidation procedure such as bankruptcy procedure, civil rehabilitation procedure, corporate rehabilitation procedure, special liquidation procedure, or any similar liquidation procedure have declared by or with respect of Borrower.

2)	When the Borrower had suspended the payment, became insolvent, received a disposition to suspend transactions with a clearinghouse or suspended the business transaction with the bank.

3)	When Borrower resolved the resolution for dissolution or received order of dissolution.

Article 7 (Cost)

All costs (including stamp duty and other taxes and public duties but not limited to these) generated related to the preparation, conclusion, alteration, implementation, or execution of this Agreement will be subjected to Lender.

Article 8 (Internal Approval)

Lender confirms that this Agreement and the Loan has been approved by the appropriate internal approval process regarding the Loan and the execution of the Loan.

Article 9 (Applicable Law, Jurisdiction by Agreement, Language)

1.	The Agreement will follow the Japanese Law and interpreted by the Japanese Law.

2.	The parties concerned in this Agreement agree to choose the Tokyo District Court as the exclusive agreement jurisdictional court for this Agreement.

3.	This Agreement will be prepared in Japanese and that is the original.

Article 10 (Alteration)

This Agreement can be modified only by the written agreement of both parties concerned.

Article 11 (Faithful Discussion)

When any doubt arises from items not regulated by this Agreement or from the interpretation of this agreement, both parties concerned in the Agreement will discuss and resolve them with the fiduciary.

For the evidence of this Agreement, the parties will make one original copy, signed by Lender and Borrower, Lender will preserve the original copy for itself and for Borrower, and Borrower will keep the photocopy of the original.

October 28, 2020

Lender:

21250 Hawthorne Blvd., Suite 800 Torrance, CA
Emmaus Life Sciences, Inc.

/s/ Yutaka Niihara
Yutaka Niihara
Chairman and Chief Executive Officer

Borrower:

2-1-1, Marunouchi, Chiyoda-ku, Tokyo
EJ Holdings, Inc.

/s/ Katsu Harashima
Katsu Harashima
Chief Executive Officer

Appendix

Loan Date Table

#	Date	Amount (JPY)
1	April 30, 2020	30,000,000
2	June 12, 2020	30,000,000
3	June 30, 2020	30,000,000
4	July 31, 2020	40,000,000
5	August 31, 2020	110,000,000
6	September 30, 2020	50,000,000
7	October 31, 2020	50,000,000
8	November 30, 2020	50,000,000
9	December 31, 2020	50,000,000
10	January 31, 2021	80,000,000
11	February 28, 2021	80,000,000
12	March 31, 2021	80,000,000

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